EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Four Quarter 2014 Results

REDWOOD CITY, CA — February 5, 2015 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its fourth quarter ended December 31, 2014. Revenues for the fourth quarter were $4.3 million, compared with revenues of $3.1 million for the third quarter ended September 30, 2014 and $3.7 million for the comparable quarter of 2013.

License revenue for the fourth quarter of 2014 was $2.7 million, compared with $1.3 million for the prior quarter and $1.4 million for the comparable quarter of 2013. The majority of the fourth quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the fourth quarter of 2014, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.6 million, or $0.32 per basic and diluted share, as compared with GAAP net loss of $3.3 million, or $0.68 per basic and diluted share, for the third quarter of 2014 and GAAP net loss of $1.3 million, or $0.28 per basic and diluted share, for the comparable quarter of 2013.

Full-year 2014 revenues totaled $13.6 million, with GAAP net loss of $9.5 million, or $1.98 per basic and diluted share, compared to 2013 revenues of $15.6 million and GAAP net loss of $5.4 million, or $1.15 per basic and diluted share.

As of December 31, 2014 the Company had $37.1 million of cash and cash equivalents and short-term investments, compared to a combined balance of $39.6 million as of September 30, 2014 and $46.4 million as of December 31, 2013.

“With the start of 2015 we are pleased to announce the wide availability of Vmoso after an extended period of testing with partners and prospects,” said Dr. Pehong Chen, President and CEO of BroadVision. “Vmoso is a strategic initiative which leverages BroadVision’s core competencies in building secure, scalable and open architecture enterprise solutions to meet the market demand for mobile and agile engagement of employees, partners and customers."

Conference Call Information

BroadVision management will host a conference call today, Thursday, February 5, 2015, at 2:00PM Pacific Standard Time (PST). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 5569711#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2014	2013
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$37,079	$46,400
Other current assets	4,405	4,771
Total current assets	41,484	51,171
Other non-current assets	342	438
Total assets	$41,826	$51,609
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,439	$7,417
Other non-current liabilities	774	778
Total liabilities	6,213	8,195
Total stockholders' equity	35,613	43,414
Total liabilities and stockholders' equity	$41,826	$51,609

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Software licenses	$2,686	$1,443	$6,495	$5,744
Services	1,620	2,269	7,090	9,855
Total revenues	4,306	3,712	13,585	15,599
Cost of revenues:
Cost of software revenues	34	58	149	183
Cost of services	1,005	1,199	4,406	4,658
Total cost of revenues	1,039	1,257	4,555	4,841
Gross profit	3,267	2,455	9,030	10,758
Operating expenses:
Research and development	1,871	1,749	7,311	7,067
Sales and marketing	1,130	1,348	5,214	5,617
General and administrative	1,004	813	3,902	3,851
Total operating expenses	4,005	3,910	16,427	16,535
Operating loss	(738)	(1,455)	(7,397)	(5,777)
Other (expense) income, net	(723)	163	(1,927)	477
Loss before provision for income taxes	(1,461)	(1,292)	(9,324)	(5,300)
Provision for income taxes	(95)	(42)	(157)	(122)
Net loss	$(1,556)	$(1,334)	$(9,481)	$(5,422)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.32)	$(0.28)	$(1.98)	$(1.15)
Shares used in computing:
Weighted average shares-basic and diluted	4,822	4,741	4,799	4,713